MG Smaller Companies 10f3

Transactions Q3 2000

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	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Discovery Partners Int'l	Albany Molecular Res.	Aurora Biosciences
Underwriters

Chase Securities, Lehman Bros,

UBS Warburg, FleetBoston

Robertson Stephens, CIBC World Mkts, CS First Boston, Deutsche

Bank Alex Brown, AG Edwards,

ING Barings, Thomas Weisel, Dominick & Dominick, LH

Friend Weinress Frankson &

Presson, Gruntal, Janney Montgomery Scott, Legg Mason

		ING Baring, Hambrecht & Quist, BT Alex Brown	Alex Brown, Hambrecht & Quist, Robertson Stephens
Years of continuous operation, including predecessors	>3	>3	>2
Security	DPII	AMRI	ABSC
Is the affiliate a manager or co-manager of offering?	co-manager	co-manager	co-manager
Name of underwriter or dealer from which purchased	Chase Hambrecht & Quist	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	7/27/00	2/4/99	6/19/97

Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 90,000,000	$ 50,000,000	$ 40,000,000
Total	$ 90,000,000	$ 50,000,000	$ 40,000,000

Public offering price	$ 18.00	$ 20.00	$ 10.00
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	$ 1.26 (7%)	$ 1.40 (7%)	$ 0.70 (7%)

Shares purchased	100	n/a	n/a
$ amount of purchase	$ 1,800.00	n/a	n/a
% of offering purchased by fund	0.002%	n/a	n/a
% of offering purchased by associated funds*	0.186%	n/a	n/a
Total	0.188%	n/a	n/a